Exhibit 99.1

MicroVision Announces Second Quarter 2013 Results

Progress Made with Leading Electronics OEM Brand; Quarterly Year-Over-Year Cash Used in Operations Down 59 Percent

REDMOND, Wash.--(BUSINESS WIRE)--August 8, 2013--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the second quarter of 2013 and the advancement of its 2013 business objectives.

The company has continued its development activities under the agreement announced in April with a Fortune Global 100 electronics company to incorporate PicoP® display technology into a display engine that could enable a variety of new products for the OEM. MicroVision and the electronics OEM also are engaged in commercial negotiations for licensing and component supply agreements with the expectation that such agreements would constitute the next stage of engagement leading to the OEM’s introduction of commercial products incorporating PicoP display technology.

In furtherance of its goal to enter into licensing agreements for patented PicoP display technology, MicroVision also continues progress on its business development activities to secure additional design wins. The company’s target markets are consumer electronics and automotive as well as industrial applications that can benefit from PicoP display technology’s distinguishing attributes: a large, high definition image that is always in focus from a tiny engine with outstanding brightness to power efficiency (i.e. lumen to watt efficiency). The company also has made progress in establishing additional supply chain partners to facilitate its “Image by PicoP®” go-to-market strategy. MicroVision’s goal in this area is to provide OEMs with multiple supply sources for key components including MEMs and display engines to integrate into their products under MicroVision’s ingredient brand licensing business model.

A reduction in the quarterly operating and net losses of 31 percent in the second quarter of 2013 compared to the same quarter in 2012 and a 59 percent reduction in cash used in operations for that period demonstrate that the company has continued to manage costs and cash used in operations in line with its goals. The company also realized an increase in revenue of 44 percent in the second quarter of 2013 compared to the same quarter last year.

“We are very pleased with the progress we are making with the Fortune Global 100 electronics brand and our effective management of cash used in operations,” said Alexander Tokman, president and CEO of MicroVision.

The custom development being undertaken with the Fortune Global 100 customer exemplifies the ingredient brand licensing business model MicroVision transitioned to last year. Under this model, vertically integrated OEMs can benefit from MicroVision’s engineering know-how to create a display engine solution that meets their unique requirements. For OEMs that prefer a complete display engine to integrate into their products, MicroVision’s business model includes partnering with design manufacturers to provide display engines based on patented PicoP display technology.

In June of this year, Megha Saini, Research Analyst with IDC's Worldwide Smart Connected Device Tracker, commented on emerging mobile usage trends and how they prescribe product innovation: “It is evident that smartphones and tablets have successfully established a strong presence as the 'second screen', owing to the transformation in usage patterns, device affordability, and, most of all, the comfort of a mobile and digital lifestyle. Vendors and OEMs need to be aware of the different usage patterns so as to drive product innovation that suits the tangible needs of their digital consumers."

As consumers enjoy the enhanced experience of having two screens in operation at one time, a projected display in a mobile device enabled by PicoP display technology is an innovation that extends the growing second screen experience to an any-time, anywhere mobile proposition.

Financial Results

The following financial results are for the three and six months ended June 30, 2013, compared to the same periods one year earlier.

  Revenue was $1.9 million for the second quarter of 2013, compared to $1.3 million for the second quarter of 2012, primarily from fulfillment of orders to Pioneer Corporation and performance under the development agreement announced in April. Revenue for the first half of 2013 was $3.7 million, compared to $3.0 million for the first half of 2012.
  Operating loss for the second quarter of 2013 was $3.4 million, compared to $5.0 million for the second quarter a year ago. Operating loss was $7.1 million for the first half of 2013, compared to $14.8 million for the first half of 2012.
  Net loss for the second quarter of 2013 was $3.4 million, or $0.13 per share, compared to $5.0 million, or $0.26 per share, for the same quarter a year ago. Net loss was $7.1 million, or $0.27 per share, for the first half of 2013 compared to $14.8 million, or $0.82 per share, for the first half of 2012.
  For the second quarter of 2013, cash used in operations was $2.8 million compared to $6.8 million for the same period in 2012. For the six months ended June 30, 2013, cash used in operations was $6.3 million compared to $13.0 million for the same period in 2012.

As of June 30, 2013, backlog was $3.8 million and cash and cash equivalents were $6.0 million.

Conference Call

The company will host a conference call today to discuss its second quarter 2013 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-446-1671 (for U.S. participants) or +1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 35347507. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 35347507#.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to contract benefits and negotiations, strategy, expected market interest and growth, and future product and technology development and sales, and those containing words such as “expects,” “goal” and “believes” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: we may be unable to successfully perform our obligations under the agreement, our contract party may not perform its obligations under the agreement, our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012

Assets
Current Assets
Cash and cash equivalents	$6,003	$6,850
Accounts receivable, net of allowances	1,088	1,115
Costs and estimated earnings in excess of billings on uncompleted contracts	12	12
Inventory	44	497
Other current assets	305	1,221
Total current assets	7,452	9,695

Property and equipment, net	1,191	1,205
Restricted investments	435	436
Intangible assets	1,501	1,580
Other assets	18	22
Total assets	$10,597	$12,938

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,106	$3,035
Accrued liabilities	3,253	4,007
Deferred revenue	28	609
Billings in excess of costs and estimated earnings on uncompleted contracts	863	98
Liability associated with common stock warrants	3,755	-
Current portion of capital lease obligations	43	48
Current portion of long-term debt	17	67
Total current liabilities	10,065	7,864

Capital lease obligations, net of current portion	-	20
Deferred rent, net of current portion	330	-
Total liabilities	10,395	7,884

Commitments and contingencies

Shareholders' Equity
Common stock at par value	28	25
Additional paid-in capital	444,795	442,560
Accumulated deficit	(444,621)	(437,531)
Total shareholders' equity	202	5,054
Total liabilities and shareholders' equity	$10,597	$12,938

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Product revenue	$917	$750	$2,136	$2,279
Contract revenue	73	545	355	746
Development revenue	880	-	1,180	-
Total revenue	1,870	1,295	3,671	3,025

Cost of product revenue	837	(281)	1,501	3,894
Cost of contract revenue	26	248	163	403
Total cost of revenue	863	(33)	1,664	4,297

Gross margin	1,007	1,328	2,007	(1,272)

Research and development expense	2,339	3,227	4,591	7,167
Sales, marketing, general and administrative expense	2,101	3,064	4,504	6,352
Gain on disposal of fixed assets	-	(1)	(2)	(1)
Total operating expenses	4,440	6,290	9,093	13,518

Loss from operations	(3,433)	(4,962)	(7,086)	(14,790)

Other income (expense)	(3)	(9)	(4)	16

Net loss	$(3,436)	$(4,971)	$(7,090)	$(14,774)

Net loss per share - basic and diluted	$(0.13)	$(0.26)	$(0.27)	$(0.82)

Weighted-average shares outstanding - basic and diluted	26,493	19,167	25,870	18,097

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
or
Edelman
Joani Jones, 503-471-6863 (media/PR)